Exhibit 2.1
                                                                   -----------



                                                                 EXECUTION COPY







                                   AGREEMENT

                                      AND

                       PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG


                        TUMBLEWEED COMMUNICATIONS CORP.,


                                 CORVIGO, INC.,


                     GREENLAND ACQUISITION COMPANY, L.L.C.

                                      AND

                                  MARK KVAMME,

                                       AS

                              STOCKHOLDERS' AGENT



                                 MARCH 18, 2004






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                                               TABLE OF CONTENTS

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
ARTICLE I THE MERGER............................................................................... 2
         Section 1.1       The Merger...............................................................2
         Section 1.2       Closing..................................................................2
         Section 1.3       Effective Time...........................................................3
         Section 1.4       Effect of the Merger.....................................................3
         Section 1.5       Certificate of Formation; Limited Liability Company Agreement............3
         Section 1.6       Managing Member..........................................................3
         Section 1.7       Effect on Capital Stock..................................................4
         Section 1.8       Deposit of Escrow........................................................7
         Section 1.9       Surrender of Certificates................................................7
         Section 1.10      No Further Ownership Rights in Company Capital Stock.....................9
         Section 1.11      Lost, Stolen or Destroyed Certificates..................................10
         Section 1.12      Taking of Necessary Action; Further Action..............................10

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................................10
         Section 2.1       Organization, Standing and Power........................................11
         Section 2.2       Capitalization; Title to the Shares.....................................11
         Section 2.3       Authorization; Validity; Company Action.................................12
         Section 2.4       No Consent; No Breach...................................................13
         Section 2.5       Financial Statements....................................................13
         Section 2.6       Absence of Certain Changes..............................................14
         Section 2.7       Absence of Undisclosed Liabilities......................................15
         Section 2.8       Litigation..............................................................15
         Section 2.9       Restrictions on Business Activities.....................................15
         Section 2.10      Governmental Authorization..............................................15
         Section 2.11      Title to Property.......................................................16
         Section 2.12      Technology and Intellectual Property....................................16
         Section 2.13      Environmental Matters...................................................21
         Section 2.14      Taxes...................................................................22
         Section 2.15      Employee Benefit Plans..................................................25
         Section 2.16      Certain Agreements Affected by the Merger...............................27
         Section 2.17      Employee Matters........................................................27
         Section 2.18      Interested Party Transactions...........................................28
         Section 2.19      Insurance...............................................................28
         Section 2.20      Compliance With Laws....................................................29
         Section 2.21      Minute Books............................................................29
         Section 2.22      Complete Copies of Materials............................................29
         Section 2.23      Vote Required...........................................................29
         Section 2.24      Brokers' and Finders' Fees..............................................29
         Section 2.25      Board Approval..........................................................29
         Section 2.26      Customers and Suppliers.................................................30
         Section 2.27      Material Contracts......................................................30
         Section 2.28      No Breach of Material Contracts.........................................31
         Section 2.29      Third Party Consents....................................................31
         Section 2.30      Tax Reorganization......................................................31
         Section 2.31      Cash Balance............................................................32
         Section 2.32      Accounts Receivable.....................................................32
         Section 2.33      Information Supplied....................................................32
         Section 2.34      Bank Accounts...........................................................32
         Section 2.35      Company Fees and Expenses...............................................32
         Section 2.36      Information.............................................................32
         Section 2.37      Representations Complete................................................33

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB................................33
         Section 3.1       Organization, Standing and Power........................................33
         Section 3.2       Capital Structure.......................................................33
         Section 3.3       Authority...............................................................34
         Section 3.4       No Consent; No Breach...................................................34
         Section 3.5       SEC Documents...........................................................34
         Section 3.6       Information Supplied....................................................35
         Section 3.7       Absence of Undisclosed Liabilities......................................35
         Section 3.8       Tax Reorganization......................................................35
         Section 3.9       Shareholder Approval....................................................35
         Section 3.10      Approval................................................................35
         Section 3.11      Brokers' and Finders' Fees..............................................36
         Section 3.12      Absence of Certain Changes..............................................36

ARTICLE IV CONDUCT PRIOR TO THE CLOSING DATE.......................................................36
         Section 4.1       Conduct of Business of the Company......................................36
         Section 4.2       Restrictions on Conduct of Business of the Company......................37
         Section 4.3       No Solicitation.........................................................39
         Section 4.4       Access to Information...................................................40

ARTICLE V ADDITIONAL AGREEMENTS....................................................................40
         Section 5.1       Confidentiality.........................................................40
         Section 5.2       Public Disclosure.......................................................41
         Section 5.3       Legal Requirements......................................................41
         Section 5.4       Consents; Cooperation...................................................41
         Section 5.5       Blue Sky Laws...........................................................42
         Section 5.6       Plan of Reorganization..................................................42
         Section 5.7       [Intentionally Omitted].................................................42
         Section 5.8       Employee Benefit Plans; Assumption of Options...........................42
         Section 5.9       Grant of New Options....................................................44
         Section 5.10      Form S-8................................................................44
         Section 5.11      Employees...............................................................44
         Section 5.12      Listing of Additional Shares............................................44
         Section 5.13      Expenses................................................................45
         Section 5.14      Reasonable Best Efforts and Further Assurances..........................45
         Section 5.15      Notification of Certain Matters.........................................45
         Section 5.16      Indemnification.........................................................45
         Section 5.17      Termination of Pension Plan.............................................46
         Section 5.18      FIRPTA Certificate......................................................46
         Section 5.19      Restrictive Legends.....................................................46

ARTICLE VI CONDITIONS TO THE CLOSING...............................................................47
         Section 6.1       Conditions to Obligations of Each Party.................................47
         Section 6.2       Additional Conditions to Obligations of the Company.....................48
         Section 6.3       Additional Conditions to the Obligations of Parent and Merger Sub.......49
         Section 6.4       Frustration of Conditions...............................................50

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER......................................................51
         Section 7.1       Termination.............................................................51
         Section 7.2       Effect of Termination...................................................51
         Section 7.3       Expenses and Termination Fees...........................................52
         Section 7.4       Amendment...............................................................52
         Section 7.5       Extension; Waiver.......................................................53

ARTICLE VIII ESCROW AND INDEMNIFICATION............................................................53
         Section 8.1       Escrow Fund.............................................................53
         Section 8.2       Indemnification.........................................................53
         Section 8.3       Escrow Period...........................................................54
         Section 8.4       Claims upon Escrow Fund.................................................54
         Section 8.5       Objections to Claims....................................................55
         Section 8.6       Resolution of Conflicts; Arbitration....................................55
         Section 8.7       Stockholders' Agent.....................................................56
         Section 8.8       Actions of the Stockholders' Agent......................................56
         Section 8.9       Third-Party Claims......................................................57

ARTICLE IX GENERAL PROVISIONS......................................................................57
         Section 9.1       Survival................................................................57
         Section 9.2       Notices.................................................................57
         Section 9.3       Interpretation..........................................................58
         Section 9.4       Counterparts............................................................59
         Section 9.5       Entire Agreement; Nonassignability; Parties in Interest.................59
         Section 9.6       Severability............................................................59
         Section 9.7       Sole Remedy; Maximum Aggregate Liability................................60
         Section 9.8       Governing Law...........................................................60
         Section 9.9       Rules of Construction...................................................60
         Section 9.10      Specific Performance....................................................60
         Section 9.11      Descriptive Headings....................................................60

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                              SCHEDULES, EXHIBITS

EXHIBITS

Exhibit A                    Form of Stockholder Consent
Exhibit B                    Form of Escrow Agreement
Exhibit C                    Form of Employee Agreement
Exhibit D                    Form of Registration Rights Agreement
Exhibit E                    Form of Certificate of Merger
Exhibit F                    Form of Letter of Transmittal
Exhibit G-1                  Company FIRPTA Certificate
Exhibit G-2                  Parent FIRPTA Certificate
Exhibit H-1                  Form of Legal Opinion of Skadden Arps
Exhibit H-2                  Form of Legal Opinion of Gray Cary


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                             INDEX OF DEFINED TERMS


2003 Balance Sheet.........................................................13
2004 Balance Sheet.........................................................13
Agreement...................................................................1
Ancillary Agreements.......................................................12
Audit......................................................................24
Balance Sheet Date.........................................................13
California Law..............................................................2
Cash Consideration..........................................................4
Cash Payments...............................................................5
Certificate of Merger.......................................................3
Closing.....................................................................2
Closing Date................................................................2
COBRA......................................................................26
Code........................................................................2
Common Cash Payment.........................................................5
Common Exchange Ratio.......................................................5
Company.....................................................................1
Company Authorizations.....................................................15
Company Board..............................................................13
Company Capital Stock.......................................................4
Company Certificate.........................................................6
Company Common Stock........................................................4
Company Disclosure Schedule................................................10
Company Employee Plans.....................................................25
Company Fees and Expenses..................................................51
Company Intellectual Property Rights.......................................16
Company Material Adverse Effect............................................10
Company Options.............................................................4
Company Preferred Stock.....................................................4
Company Registered Intellectual Property Rights............................16
Company Software...........................................................17
Company Stock Option Plan...................................................5
Computer Software..........................................................16
Confidentiality Agreement..................................................41
Continuing Employees.......................................................43
Copyrights.................................................................16
Damages....................................................................52
Delaware Law................................................................2
DGCL........................................................................2
Dissenting Shares...........................................................6
DLLCA.......................................................................2
Domain Names...............................................................16
Effective Time..............................................................3
Employee Agreement..........................................................1
Employee Agreements.........................................................1
Environmental Claim........................................................22
Environmental Laws.........................................................22
ERISA......................................................................25
ERISA Affiliate............................................................25
Escrow Agent...............................................................52
Escrow Agreement............................................................1
Escrow Cash.................................................................7
Escrow Fund................................................................52
Escrow Period..............................................................53
Escrow Shares...............................................................7
Exchange Act...........................................................30, 35
Exchange Agent..............................................................7
Exchange Ratios.............................................................5
Final Conversion Schedule...................................................8
Financial Statements.......................................................13
Founder Employee Agreement..................................................2
Founder Employee Agreements.................................................2
Governmental Entity........................................................13
Gray Cary..................................................................42
Indebtedness...............................................................12
Indemnified Person.........................................................52
Indemnified Persons........................................................52
Indemnity Threshold........................................................53
Information Statement......................................................32
Intellectual Property Rights...............................................16
IRS........................................................................26
knowledge..................................................................10
Legal Requirement..........................................................24
Letter of Transmittal.......................................................7
License Agreements.........................................................16
Licensed Intellectual Property Rights......................................17
Material Contracts.........................................................30
Materials of Environmental Concern.........................................22
Merger......................................................................1
Merger Consideration........................................................5
Merger Sub..................................................................1
Non-Material Computer Software.............................................17
Officer's Certificate......................................................53
Option Exchange Ratio.......................................................5
Parent......................................................................1
Parent Balance Sheet.......................................................35
Parent Common Stock.........................................................4
Parent Disclosure Schedule.................................................33
Parent Preferred Stock.....................................................34
Parent SEC Documents.......................................................35
Parent Stock Price..........................................................4
Patents....................................................................17
Person.....................................................................24
Plan.......................................................................45
Preferred Cash Payment......................................................5
Preferred Exchange Ratio....................................................5
Preliminary Conversion Schedule.............................................8
Registered Intellectual Property Right.....................................17
Registration Rights Agreement...............................................2
Repurchase Options.........................................................43
Requisite Regulatory Approvals.............................................41
SEC........................................................................35
Secretary of State..........................................................3
Securities Act.............................................................35
Sequoia Fees and Expenses..................................................51
Skadden Arps...............................................................42
Stockholder Consents........................................................1
Stockholders' Agent.........................................................1
Superior Proposal..........................................................40
Surviving Entity............................................................2
Takeover Proposal..........................................................40
Tax........................................................................24
Tax Authority..............................................................24
Tax Returns................................................................24
Taxes......................................................................24
Technology.................................................................17
Total Consideration.........................................................4
Total Parent Shares.........................................................4
Trade Secrets..............................................................17
Trademarks.................................................................17
U.S. GAAP..................................................................13
Voting Debt................................................................11
WARN Act...................................................................28


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                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


         This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement"), dated as of March 18, 2004, by and among Tumbleweed
Communications Corp., a Delaware corporation ("Parent"), Greenland Acquisition Company, L.L.C., a Delaware limited liability company and a direct, wholly owned subsidiary of Parent ("Merger Sub"), Corvigo, Inc., a Delaware corporation (the "Company") and Mark Kvamme, as Stockholders' Agent (the "Stockholders' Agent").

                                    RECITALS

         WHEREAS, the Board of Directors of Parent and the Managing Member of Merger Sub have approved, and deem it advisable and in the best interests of their stockholders and sole member, respectively, to consummate, the merger (the "Merger") of the Company with and into Merger Sub, upon the terms and subject to the conditions set forth herein; and

         WHEREAS, the Board of Directors of the Company, having carefully considered the long-term prospects and interests of the Company and its stockholders and determined that the Merger is advisable and in the best interest of its stockholders to consummate the transactions contemplated hereby, has approved the transactions contemplated hereby and has resolved to recommend to its stockholders the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and

         WHEREAS, as a condition and inducement to Parent and Merger Sub to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, (i) the holders of at least 50% of the outstanding shares of Company Common Stock (as defined in Section 1.7(a)) and the holders of at least 50% of the outstanding shares of Company Preferred Stock (as defined in Section 1.7(a)) have executed and delivered to the Company a Written Consent of Stockholders in the form attached hereto as Exhibit A (the "Stockholder Consents"), pursuant to which, among other things, each such stockholder consents to the approval and adoption of this Agreement and approval of the consummation of the transactions contemplated hereby; and (ii) Parent, the Company and the Stockholders' Agent are entering into an escrow agreement in the form attached hereto as Exhibit B (the "Escrow Agreement"), pursuant to which ten percent (10%) of the Merger Consideration (as defined in Section 1.7(a)) issuable to holders of shares of Company Common Stock and Company Preferred Stock pursuant to this Agreement shall be placed in an escrow account to secure certain indemnification obligations of the Company stockholders to Parent; and

         WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and the Stockholders' Agent are entering into a Registration Rights Agreement in the form attached hereto as Exhibit D (the "Registration Rights Agreement"); and

         WHEREAS, the Board of Directors of each of Parent and the Company, the Managing Member of Merger Sub have approved this Agreement and the transactions contemplated hereby in accordance with the provisions of the Delaware General Corporation Law (the "DGCL") and the Delaware Limited Liability Company Act (the "DLLCA," and, together with the DGCL, "Delaware Law") and, in the case of the Company, in accordance with the applicable provisions of the California General Corporation Law ("California Law"); and

         WHEREAS, for United States federal income tax purposes, it is intended that the Merger qualify as a reorganization and this Agreement constitute a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code").

         NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER


         Section 1.1 The Merger

         Subject to and upon the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall cease. Following the Merger, Merger Sub shall continue as the surviving entity (the "Surviving Entity") and shall be a direct wholly owned subsidiary of Parent.

         Section 1.2 Closing

         The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Palo Alto, California time, on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of all of the conditions set forth in Article VI of this Agreement (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Palo Alto, California 94301, or such other time, date or place as agreed to in writing by the parties hereto.

         All deliveries to be made or other actions to be taken at the Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed or the relevant parties have agreed to waive such delivery or action. If the Closing does not occur, any delivery made or other action taken at the Closing shall be deemed not to have occurred and be without force or effect.

         Section 1.3 Effective Time

         The parties hereto will cause a certificate of merger in the form attached hereto as Exhibit E (the "Certificate of Merger") to be filed on the Closing Date, or on such other date as Parent and the Company may agree, with the Secretary of State of the State of Delaware (the "Secretary of State") as provided under Delaware Law and shall make all other filings, recordings or publications required by all applicable law in connection with the Merger. The Merger shall become effective on the date on which and at such time as the Certificate of Merger and any other documents necessary to effect the Merger in accordance with Delaware Law are duly filed with the Secretary of State, or such other time as is agreed upon by the parties and specified in the Certificate of Merger (the time at which the Merger becomes effective is hereinafter referred to as the "Effective Time").

         Section 1.4 Effect of the Merger

         The Merger shall have the effects set forth in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto and except as provided in Section 5.8, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company shall continue unaffected by the Merger and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Entity.

         Section 1.5 Certificate of Formation; Limited Liability Company
Agreement

         (a) Immediately after the Effective Time of the Merger, the certificate of formation of the Surviving Entity shall be the certificate of formation of Merger Sub as in effect immediately prior to the Effective Time, and such certificate of formation shall be the certificate of formation of the Surviving Entity until thereafter amended as provided by law and such certificate of formation and limited liability company agreement of the Surviving Entity.

         (b) Immediately after the Effective Time of the Merger, the limited liability company agreement of Surviving Entity shall be the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time, and such limited liability company agreement shall be the limited liability company agreement of the Surviving Entity until thereafter amended as provided by law and such limited liability company agreement of the Surviving Entity.

         Section 1.6 Managing Member

         (a) The Managing Member of Merger Sub immediately prior to the Effective Time shall be the Managing Member of the Surviving Entity and shall serve in such capacity until its successor is duly elected or appointed and qualified, as the case may be, in accordance with the Surviving Entity's certificate of formation and limited liability company agreement.

         Section 1.7 Effect on Capital Stock

         By virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the Company's securities.

         (a) Conversion of Company Capital Stock. Notwithstanding any provision of this Agreement to the contrary, the maximum number of shares of common stock, $0.001 par value per share, of Parent (the "Parent Common Stock") to be issued (including Parent Common Stock to be reserved for issuance upon the exercise of options ("Company Options") to purchase shares of common stock, $.0001 par value per share, of the Company (the "Company Common Stock") in accordance with the provisions of Section 5.8)) in exchange for the acquisition by Parent of all Company Common Stock and all shares of Series A Preferred Stock, $.0001 par value per share, of the Company (the "Company Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock") and the assumption of all unexpired and unexercised outstanding options, warrants and other rights (whether issued or unissued, vested or unvested, earned or unearned, exercisable or unexercisable, or subject to any contingency or triggering event, or otherwise) to acquire Company Capital Stock shall be equal to the quotient obtained by dividing (i) $35,500,000 by (ii) the average of the closing bid prices for a share of Parent Common Stock as quoted on the Nasdaq National Market for the five (5) trading days immediately preceding and ending on the trading day that is immediately prior to the Closing Date (the "Parent Stock Price") (the number of shares determined above being referred to hereinafter as the "Total Parent Shares"), less the number of shares of Parent Common Stock that would otherwise be issuable to the holders of any Dissenting Shares (as defined in Section 1.7(e)). No adjustment shall be made in the number of shares of Parent Common Stock issued in the Merger, including as a result of (x) any increase or decrease in the market price of Parent Common Stock prior to the Effective Time not otherwise required by this
Section 1.7(a) or (y) any cash proceeds received by the Company from the date hereof to the Closing Date pursuant to the exercise of currently outstanding options to acquire Company Common Stock.

         In addition to the Total Parent Shares, Parent will pay $6,000,000 in immediately available United States funds (the "Cash Consideration") to the holders of the Company Capital Stock, reduced by the portion of such Cash Consideration that would otherwise be distributed to the holders of any Dissenting Shares and subject to adjustment pursuant to the terms of Section 7.3(a). The Cash Consideration, together with the Total Parent Shares, shall be referred to herein as the "Total Consideration."

         Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of Company Common Stock or Company Preferred Stock:

                  (i) Each issued and outstanding share of Company Capital Stock (other than shares cancelled and retired pursuant to Section 1.7(f) and any Dissenting Shares) shall be converted into the right to receive from Parent shares of Parent Common Stock and a portion of the Cash Consideration. The number of shares of Parent Common Stock into which each share of Company Preferred Stock and each share of Company Common Stock shall be converted shall be determined by allocating the Total Parent Shares (minus the number of shares of Parent Common Stock that would otherwise be issuable to the holders of any Dissenting Shares) to the holders of Company Capital Stock on a fully-diluted basis (excluding any options reserved for issuance and not yet granted under the Company's stock option plans) in accordance with the provisions of the Company's certificate of incorporation as in effect immediately prior to the Effective Time and thereby deriving an exchange ratio for each share of Company Common Stock (the "Common Exchange Ratio"), an exchange ratio for each share of Company Preferred Stock (the "Preferred Exchange Ratio"), and an exchange ratio for each Company Option (the "Option Exchange Ratio") and, together with the Common Exchange Ratio, the ("Exchange Ratios"). The portion of the Cash Consideration that each share of Company Common Stock shall be entitled to receive (the "Common Cash Payment") and that each share of Company Preferred Stock shall be entitled to receive (the "Preferred Cash Payment," and, together with the Common Cash Payment, the "Cash Payments") shall be determined by allocating the Cash Consideration to the holders of Company Capital Stock on a fully diluted basis (excluding any options reserved for issuance and not yet granted under the Company's stock option plans) in accordance with the provisions of the Company's certificate of incorporation as in effect immediately prior to the Effective Time. The method for calculating the Exchange Ratios and the Cash Payments is set forth on
         Schedule 1.7(a) hereto.

                  (ii) The number of shares of Parent Common Stock to be issued at the Effective Time and the amount of the Cash Consideration to be paid at the Effective Time to each holder of Company Common Stock and Company Preferred Stock shall be calculated in accordance with
         Schedule 1.7(a) hereto. The shares of Parent Common Stock and the Cash Payment to which a holder of Company Capital Stock is entitled pursuant to this Section 1.7(a) shall be referred to herein as the "Merger Consideration."

                  (iii) The Company's Stock Option Plan (the "Company Stock Option Plan") and each Company Option granted thereunder and outstanding immediately prior to the Effective Time shall be assumed by Parent in accordance with Section 5.8 hereof and thereafter each such Company Option shall constitute the right to receive options to purchase such number of shares of Parent Common Stock as shall be determined in accordance with Section 5.8 hereof.

         (b) Membership Interests of Merger Sub. Each membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable membership interest of the Surviving Entity.

         (c) Adjustments to Exchange Ratios. The Exchange Ratios shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

         (d) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded up to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Parent Stock Price.

         (e) Dissenters' Rights. "Dissenting Shares" shall mean any shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing, and who has demanded appraisal for such shares of Company Common Stock or Company Preferred Stock in accordance with
Section 262 of the DGCL, if such Section 262 of the DGCL provides for appraisal rights for such shares in the Merger, and, if Section 2115 of California Law applies to the Company, such rights as may be granted under Chapter 13 of California Law.

                  (i) Subject to (ii) below, notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent a right to receive any portion of the Merger Consideration or cash in lieu of fractional shares of Parent Common Stock pursuant to this Section 1.7, but the holder thereof shall be entitled to only such rights as are granted by Delaware Law or California Law, as the case may be.

                  (ii) Notwithstanding the provisions of Section 1.7(e)(i), if any holder of shares of Company Common Stock or Company Preferred Stock who demands appraisal of such holder's shares of Company Common Stock or Company Preferred Stock under Delaware Law or the California Law effectively withdraws or loses (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's shares of Company Common Stock or Company Preferred Stock shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest, upon surrender of the certificate or certificates representing such shares of Company Common Stock or Company Preferred Stock (each such certificate, a "Company Certificate") pursuant to Section 1.9.

                  (iii) The Company shall give Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any shares of Company Common Stock or Company Preferred Stock, withdrawals of such demands, and any other instruments served on the Company pursuant to Delaware Law or the California Law received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law or the California Law. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle, or offer to settle, any such demands.

         (f) Cancellation of Company Capital Stock. Notwithstanding anything herein to the contrary, at the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock, and each share of Company Capital Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof.

         Section 1.8 Deposit of Escrow.

         As soon as practicable after the Effective Time, and subject to, and in accordance with, the provisions of Article VIII, Parent shall cause to be deposited with the Escrow Agent (as defined in Section 8.1) (a) a certificate or certificates representing a number of shares of Parent Common Stock(the "Escrow Shares") equal to the aggregate of ten percent (10%) of the shares of Parent Common Stock issuable to each holder of Company Capital Stock pursuant to this Agreement, which shall be registered in the name of Var & Co., as nominee for the Escrow Agent, and (b) an amount in cash equal to $600,000 (the "Escrow Cash"), representing an amount equal to the aggregate of ten percent (10%) of the aggregate Cash Payments payable to each holder of Company Capital Stock pursuant to this Agreement. The Escrow Shares shall be, to the extent possible, vested shares not subject to any repurchase rights, shall be beneficially owned by such holders and shall be held in escrow and shall be available to compensate Parent for certain damages as provided in Article VIII. The Escrow Shares and the Escrow Cash shall be released in accordance with and subject to the provisions of Article VIII and the Escrow Agreement.

         Section 1.9 Surrender of Certificates

         (a) Exchange Agent. EquiServe Trust Company, N.A., or a bank selected by Parent and reasonably acceptable to the Company, shall act as exchange agent (the "Exchange Agent") in the Merger.

         (b) Parent to Provide Common Stock and Cash. Promptly after the Effective Time, Parent shall deliver to the Exchange Agent for exchange and payment in accordance with this Article I, through such reasonable procedures as Parent may adopt, (x) the shares of Parent Common Stock and Cash Consideration issuable pursuant to Section 1.7(a) in exchange for shares of Company Capital Stock outstanding immediately prior to the Effective Time and
(y) cash in lieu of fractional shares payable pursuant to Section 1.7(d).

         (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Entity shall cause to be mailed to each holder of record of a Company Certificate whose shares were converted into the right to receive the Merger Consideration and cash in lieu of fractional shares of Parent Common Stock (x) letter of transmittal substantially in the form attached hereto as Exhibit F (a "Letter of Transmittal"), (y) instructions for use of the Letter of Transmittal in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Parent Common Stock, a portion of the Cash Consideration and cash in lieu of fractional shares. Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Certificate shall be entitled to receive in exchange therefor (i) a certificate representing the number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to Section 1.7(a) (less the applicable proportion of the Escrow Shares attributable to such holder), (ii) payment of the portion of the Cash Consideration which such holder has the right to receive pursuant to Section 1.7(a) (less the applicable portion of the Escrow Cash attributable to such holder), and (iii) payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.7(d), and the Company Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence (i) the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted, (ii) the right to receive a portion of the Cash Consideration in accordance with Section 1.7(a) and (iii) the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.7(d).

         (d) Conversion Schedule. Attached as Schedule 1.9(d) is a schedule (the "Preliminary Conversion Schedule") showing the number of shares of Parent Common Stock and the amount of Cash Consideration to be issued and paid, respectively, to each of the holders of Company Common Stock and Company Preferred Stock, and the applicable portion of the Escrow Shares and Escrow Cash attributable to such holder, subject to the assumptions set forth therein. The Company shall prepare a final schedule as of the Effective Time (the "Final Conversion Schedule") showing the number of shares of Parent Common Stock and the amount of Cash Consideration to be issued or paid, respectively to each holder of Company Common Stock, Company Preferred Stock or Company Options outstanding immediately prior to the Effective Time, and the applicable portion of the Escrow Shares and Escrow Cash attributable to such holder, and an officer of the Company shall certify that the Final Conversion Schedule has been prepared on a basis consistent with the Preliminary Conversion Schedule and correctly reflects the calculations required to be made pursuant to this Agreement, and the Company shall deliver the Final Conversion Schedule together with such certification to Parent at Closing.

         (e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to applicable law, following surrender of any such Company Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.9(e)) with respect to such shares of Parent Common Stock.

         (f) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in, or if any Cash Consideration is to be distributed to, a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in or payment of cash to any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

         (g) No Liability. Notwithstanding anything to the contrary in this
Section 1.9, none of the Exchange Agent, the Surviving Entity or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (h) Dissenting Shares. The provisions of this Section 1.9 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 1.9 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration and cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 1.7.

         (i) Return of Merger Consideration. Any shares of Parent Common Stock and any Cash Consideration made available to the Exchange Agent and not exchanged for Company Certificates within six (6) months after the Effective Time and any dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Company Certificates formerly representing shares of Company Common Stock and unclaimed within six (6) months after the Effective Time shall be redelivered or repaid by the Exchange Agent to Parent, after which time any holder of Company Certificates who has not theretofore delivered or surrendered such Company Certificates to the Exchange Agent, subject to applicable law, shall look as a general creditor only to Parent for payment of the Merger Consideration, cash in lieu of fractional share interests, and any such dividends or distributions with respect to its shares of Parent Common Stock. Notwithstanding the foregoing, none of Parent, the Exchange Agent, the Surviving Entity or any other party shall be liable to any holder of a Company Certificate formerly representing shares of Company Capital Stock for any Merger Consideration, cash in lieu of fractional share interests or dividends or distributions properly delivered to a public official pursuant to applicable property, escheat or similar laws. If any Company Certificates are not surrendered prior to two (2) years after the Effective Time, unclaimed Merger Consideration (or funds with respect to fractional shares) payable with respect to such shares of Company Capital Stock shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of all claims or interest of any person previously entitled thereto.

         Section 1.10 No Further Ownership Rights in Company Capital Stock

         All shares of Parent Common Stock issued or cash distributed upon the surrender for exchange of Company Certificates in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Entity of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article I.

         Section 1.11 Lost, Stolen or Destroyed Certificates

         In the event that any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, amount of the Cash Consideration and payment of cash in lieu of fractional shares as may be required pursuant to Section 1.7; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Entity or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

         Section 1.12 Taking of Necessary Action; Further Action

         If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of Parent, the Company and the Surviving Entity are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any event, change, condition or effect which (i) is material to the condition (financial or otherwise), properties, assets (including intangible assets), prospects, liabilities, business, operations or results of operations of such entity or group of entities, taken as a whole or (ii) would prevent or materially alter or delay any of the transactions contemplated by this Agreement or the Ancillary Agreements (as defined in Section 2.3). Any reference to a "Company Material Adverse Effect" means any event, change or effect that (x) is materially adverse to the condition (financial or otherwise), properties, assets, prospects, liabilities, business, operations or results of operations of the Company taken as a whole, or (y) would prevent or materially alter or delay any of the transactions contemplated by this Agreement.

         Any reference to a party's "knowledge" means (i) with respect to any natural person, the actual knowledge, of such person, or (ii) with respect to any corporation or entity, the actual knowledge of such party's officers provided that such persons shall have made due and diligent inquiry of those employees and directors of such party whom such officers reasonably believe would have actual knowledge of the matters represented.

         Except as disclosed in that section of the document of even date herewith delivered by the Company to Parent prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule") corresponding to the Section of this Agreement to which any of the following representations or warranties pertain, the Company represents and warrants to Parent as follows:

         Section 2.1 Organization, Standing and Power

         (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a Company Material Adverse Effect.

The Company has delivered a true and correct copy of the certificate of incorporation and bylaws of the Company, as amended to date, to Parent. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws. The Company has no subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

         Section 2.2 Capitalization; Title to the Shares

         (a) Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 27,000,000 shares of Company Common Stock, of which 10,602,604 shares are issued and outstanding, (ii) 12,000,000 shares of Company Preferred Stock, all of which have been designated Series A Preferred Stock, 11,103,673 shares of which are issued and outstanding. As of the date hereof, (i) no shares of Company Common Stock or Company Preferred Stock are issued and held in the treasury of the Company, (ii) no shares of Company Common Stock or Company Preferred Stock are reserved for issuance pursuant to outstanding warrants to purchase shares of Company Capital Stock, and (iii) 1,745,000 shares of Company Common Stock are reserved for issuance pursuant to outstanding Company Options. All of the outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of the Company Preferred Stock are as set forth in the Company's certificate of incorporation. Since the date of the filing of the Company's certificate of incorporation, there have not occurred any events that would cause any adjustment or readjustment in the applicable conversion prices of such Company Preferred Stock. Each share of Company Preferred Stock is currently convertible into one share of Company Common Stock.

         Except as set forth above and in Schedule 2.2(b), as of the date hereof, (i) there are no shares of Company Capital Stock or any other securities of the Company authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, preemptive rights, indebtedness having general voting rights or debt convertible into securities having such rights ("Voting Debt") or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding contractual rights or obligations of the Company to repurchase, redeem or otherwise acquire any Company Capital Stock or other securities of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

         There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company.

         Following the Effective Time, no holder of Company Options will have any right to receive shares of common stock of the Surviving Entity upon exercise of Company Options. Except as set forth in Schedule 2.2(a), none of the outstanding Company Options permit any accelerated vesting or exercisability of those options by reason of the Merger or any other transaction contemplated by this Agreement.

         Section 2.2(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Indebtedness of the Company as of the date of this Agreement. No Indebtedness of the Company contains any restriction upon
(i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any lien on its properties or assets. For purposes of this Agreement, "Indebtedness" shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property and (vi) all guarantee obligations.

         (b) Title to the Shares. Schedule 2.2(b) sets forth a true, complete and correct list of each legal and beneficial owner of any securities of the Company and the number and class of such securities owned by each such holder.

         Section 2.3 Authorization; Validity; Company Action

         (a) The Company has the requisite power and authority to execute and deliver this Agreement and the other agreements set forth in the exhibits hereto (collectively, the "Ancillary Agreements") to which the Company is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and, except for approval of the Merger by the Company stockholders, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which the Company is a party have been duly executed and delivered by the Company and, assuming each of this Agreement and such Ancillary Agreements constitutes a valid and binding obligation of the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. The execution, delivery of this Agreement or any Ancillary Agreement and performance of this Agreement or any Ancillary Agreement by the Company does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit or result in the creation of any lien under (i) any provision of the certificate of incorporation or bylaws, or other equivalent charter documents, as applicable, of the Company, (ii) any Material Contract or any employment agreement or contract (other than indemnification agreements and intellectual property assignment contracts) with any director, officer, employee or consultant, or (iii) any material permit, concession, franchise, license, judgment, order, injunction, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets. The Board of Directors of the Company (the "Company Board") has duly and validly approved and taken all corporate action required to be taken by such Company Board for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and resolved to recommend that the stockholders of the Company approve and adopt this Agreement.

         Section 2.4 No Consent; No Breach

         Except for the filing of the Certificate of Merger in accordance with the requirements of Delaware Law, no notice to, filing with, and no permit, authorization, consent or approval of, any arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government (a "Governmental Entity"), or any private third party is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

         Section 2.5 Financial Statements

         The Company has previously provided Parent with its unaudited balance sheet as of December 31, 2003 (the "2003 Balance Sheet") and its unaudited balance sheet as of February 29, 2004 (the "2004 Balance Sheet"), and the related statements of results of operations and statements of cash flows for the fiscal year and the three-month period then ended, respectively (the "Financial Statements"). The Financial Statements fairly present, in all material respects, in accordance with United States generally accepted accounting principles ("U.S. GAAP") consistently applied, the financial position of the Company as of such dates and its results of operations and cash flows for such fiscal periods except, in the case of such unaudited statements, for normal recurring year end adjustments which adjustments will not be material, either individually or in the aggregate, and notes.

         Section 2.6 Absence of Certain Changes

         From December 31, 2003 (the "Balance Sheet Date") to the date of this Agreement, the Company has not:

         (a) suffered any Company Material Adverse Effect;

         (b) incurred any liabilities or obligations (absolute, accrued, contingent or otherwise), except non-material items incurred in the ordinary course of business and consistent with past practice which do not exceed $20,000 in the aggregate;

         (c) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the 2003 Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

         (d) permitted or allowed any of its properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any liens, except for liens for current taxes not yet due or liens the incurrence of which would not have a Company Material Adverse Effect.

         (e) cancelled any debts or waived any claims or rights of substantial value;

         (f) sold, transferred, or otherwise disposed of any of their material properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business, consistent with past practice;

         (g) granted any increase in the compensation or benefits payable or to become payable to any director, officer, employee or consultant of the Company (including any such increase pursuant to any bonus, pension, profit sharing, incentive compensation or other plan or commitment), except in the case of employees other than executive officers of the Company for such increases in compensation or benefits made in the ordinary course of business, consistent with past practice;

         (h) made any change in severance policy or practices;

         (i) entered into any operating lease;

         (j) made any capital expenditure or acquired any property, plant and equipment for a cost in excess of $20,000;

         (k) declared, paid or set aside for payment any dividend or other distribution in respect of their respective capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company;

         (l) made any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP;

         (m) made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any closing agreement, settled or compromised any claim or assessment in respect of Taxes, or consented to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes;

         (n) paid, loaned or advanced any amount to, or sold, transferred or leased any material properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of their respective officers, directors or stockholders or any affiliate or associate of any of their officers, directors or stockholders except for directors' fees, and compensation to officers at rates not inconsistent with the Company's past practice; or

         (o) agreed, whether in writing or otherwise, to take any action described in this Section 2.6.

         Section 2.7 Absence of Undisclosed Liabilities

         Except as and to the extent provided in the 2004 Balance Sheet, the Company did not have at the Balance Sheet Date any liabilities (whether contingent or absolute, direct or indirect, known or unknown to the Company or matured or unmatured or otherwise) that were not fully reflected or fully reserved against in the 2004 Balance Sheet or incurred other than in the ordinary course of business, consistent with past practice.

         Section 2.8 Litigation

         There is no private or governmental action, suit, proceeding, claim, charge, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of the Company, threatened against the Company, any of its properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against the Company or, to the knowledge of the Company, any of their directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Company Material Adverse Effect. There is no litigation that the Company has pending against other parties.

         Section 2.9 Restrictions on Business Activities

         There is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or impairing any current business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted.

         Section 2.10 Governmental Authorization

         The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of the Company or the holding of any such interest ((i) and (ii) are herein collectively called "Company Authorizations"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any such Company Authorizations would not reasonably be expected to have a Company Material Adverse Effect.

         Section 2.11 Title to Property

         The Company has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the 2004 Balance Sheet or acquired after the Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business, consistent with past practice), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which are reflected on the 2004 Balance Sheet. The property and equipment of the Company that are used in the operations of the business of the Company are in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of the Company as of the Balance Sheet Date are accounted for in the 2004 Balance Sheet to the extent U.S. GAAP requires the same to be reflected.

         Section 2.12 Technology and Intellectual Property

         (a) As used in this Agreement, the following defined terms have the meaning set forth below:

         "Company Intellectual Property Rights" means any Intellectual Property Rights owned by the Company.

         "Company Registered Intellectual Property Rights" means Registered Intellectual Property Rights owned by the Company.

         "Computer Software" shall mean all computer programs, databases, compilations, data collections (in each case, whether in human-readable, machine readable, source code or object code form) and documentation related to the foregoing.

         "Copyrights" means all United States and foreign copyrights, copyright registrations and applications therefor.

         "Domain Names" means Internet domain name registrations and applications therefor.

         "Intellectual Property Rights" means any or all rights in, arising out of or associated with any Patents, Trade Secrets, Copyrights, Trademarks or Domain Names.

         "License Agreements" means all agreements (whether written or oral) between the Company and third parties (including, without limitation, license agreements, cross-license agreements, research agreements, development agreements, distribution agreements, end-user license agreements, advertising agreements, settlement agreements, consent to use agreements and covenants not to sue) in which (i) such third party has licensed or granted to the Company any right to use, exploit or practice any of such third party's Intellectual Property Rights or Computer Software ("Inbound License Agreements"); or (ii) the Company has: (x) granted to such third party any right to use, exploit or practice any Company Intellectual Property Rights or Licensed Intellectual Property Rights, or (y) has agreed to any restriction on the right of the Company to use or enforce any Company Intellectual Property Rights or to use any Licensed Intellectual Property Rights (either (x) or (y), "Outbound License Agreements").

         "Licensed Intellectual Property Rights" means any Intellectual Property Rights owned by a third party that the Company has a right to use, exploit or practice by virtue of a license grant, immunity from suit or otherwise.

         "Patents" means all United States, international and foreign patents and patent applications (including all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part), and all equivalents thereof.

         "Registered Intellectual Property Right" shall mean Patents, registered Copyrights and Copyright applications, registered Trademarks and Trademark applications and Domain Name registrations.

         "Technology" means all processes, formulae, algorithms, data, models, plans, methodologies, theories, ideas, techniques, discoveries, disclosures, inventions, Computer Software, information or know-how.

         "Trademarks" means all United States and foreign trademarks and service marks (whether or not registered), trade names, designs, logos, slogans and general intangibles of like nature, together with all goodwill appurtenant thereto, and applications for registration of any of the foregoing.

         "Trade Secrets" means all confidential technical and business information including, without limitation, technology, inventions (whether patentable or not), know-how, computer software, customer lists, product and marketing plans, and all documentation relating to any of the foregoing.

         (b) Section 2.12(b) of the Company Disclosure Schedule lists all Company Intellectual Property Rights (excluding Trade Secrets and non-material unregistered Copyrights) and all written invention disclosure submissions. The Company is the sole owner of all right, title, and interest, free and clear of all encumbrances, in and to all Company Intellectual Property Rights and is listed in the records of the appropriate United States, state or foreign agency as the sole owner for each item of Company Registered Intellectual Property Rights.

         (c) Section 2.12(c)(i) of the Company Disclosure Schedule lists all Computer Software, other than Computer Software that is generally available on nondiscriminatory pricing terms and which has an individual acquisition cost of $500 or less ("Non-Material Computer Software"), that is owned, licensed, leased or otherwise used in the business of the Company or that is incorporated in any products of the Company ("Company Software"), and identifies which is owned, licensed, leased, otherwise used, or incorporated in products, as the case may be. Except as specified in Section 2.12(c)(ii) of the Company Disclosure Schedule, no source code for any Company Software has been delivered, licensed, or is subject to any source code escrow obligation by the Company to a third party, and no portion of the Company Software or Non-Material Computer Software is subject to any "open source" license. None of the Company's software products have been the subject of any recurring bugs or defects.

         (d) Section 2.12(d) of the Company Disclosure Schedule lists all License Agreements, other than Inbound License Agreements for Non-Material Computer Software. Each such listed License Agreement specifies the names of the parties thereto and whether the License Agreement is an Inbound License Agreement, an Outbound License Agreement or a cross-license. Each License Agreement is valid and binding on all parties thereto and enforceable in accordance with its terms. None of the License Agreements grants any third party exclusive rights to or under any Company Intellectual Property Rights or the right to sublicense any Company Intellectual Property Rights. The Company is in compliance with, and has not breached any term of any of such License Agreements and, to the knowledge of the Company, all other parties to such License Agreements are in compliance with, and have not breached any term of, such License Agreements. Following the Closing Date, the Surviving Entity will be permitted to exercise all of the rights of the Company under such License Agreements to the same extent the Company would have been able to had the Merger not occurred and without the payment of any additional amounts or consideration other than the same ongoing fees, royalties or payments which the Company would otherwise have been required to pay had the Merger not occurred.

         (e) The Company owns all right, title and interest in and to, or has a valid right to exploit, all Intellectual Property Rights used in or necessary for the conduct of the business of the Company as currently conducted.

         (f) There are no forbearances to sue, consents, judgments, orders or similar obligations, other than the License Agreements, that do or may: (i) restrict the rights of the Company to use or enforce any Company Intellectual Property Rights or to use any Licensed Intellectual Property Rights; (ii) restrict the conduct of the business of the Company in order to accommodate a third party's Intellectual Property Rights; or (iii) permit third parties to use any Company Intellectual Property Rights.

         (g) The Company has no knowledge of any facts or circumstances which would lead a reasonable person to believe that the conduct of the business of the Company or any act, product or service of the Company may have (except as has been resolved), or may now or in the future infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction, nor is there any valid basis for a third party to allege any of the foregoing. The Company has not obtained opinions or memoranda of counsel relating to actual or potential infringement by the Company of any third party Intellectual Property Rights, or the validity or enforceability of any third party Intellectual Property Rights.

         (h) The Company has not received any communications from any third party, and, to the knowledge of the Company, no other assertion or threat from any third party is likely, that the operation of the business of the Company or any act, product or service of the Company, has, does or will infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction. The Company has not received any communication pursuant to which the Company has been offered a license or covenant not to sue with respect to the Intellectual Property Rights of any third party.

         (i) There is no pending or, to the knowledge of the Company threatened, claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal or registration authority in any jurisdiction
(i) involving the Company Intellectual Property Rights, (ii) alleging that the conduct of the business of the Company or any act, product or service of the Company has, does or will infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction or
(iii) challenging, as applicable, the ownership, use, validity, enforceability or registrability of any Company Intellectual Property Rights. To the knowledge of the Company, there is no pending or threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal or registration authority in any jurisdiction (i) involving the Licensed Intellectual Property Rights or (ii) challenging the ownership, use, validity, enforceability or registrability of any Licensed Intellectual Property Rights or the rights of the Company to use or exploit any of the Licensed Intellectual Property Rights.

         (j) To the knowledge of the Company, no person has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any Company Intellectual Property Rights or Licensed Intellectual Property Rights. The Company has not brought any such claims, suits, arbitrations or other adversarial proceedings against any third party that remain unresolved. The Company has the sole and exclusive right to bring a claim or suit against a third party for infringement or violation of the Company Intellectual Property Rights.

         (k) The Company Intellectual Property Rights are subsisting, in full force and effect, have not been cancelled or abandoned, have not expired, and are valid and enforceable. To the knowledge of the Company, the Licensed Intellectual Property Rights are subsisting, in full force and effect, have not been cancelled or abandoned, have not expired, and are valid and enforceable. Neither the Company nor any of its officers, employees or agents has done, or failed to do, any act or thing which may, after the Closing Date, prejudice the validity or enforceability of any of the Company Intellectual Property Rights or Licensed Intellectual Property Rights. All necessary registration, maintenance and renewal fees currently due in connection with any Company Intellectual Property Rights have been made and all necessary documents, recordations and certificates in connection with such Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property Rights.

         (l) With respect to all patents and patent applications set forth in
Section 2.12(b) of the Company Disclosure Schedule: (i) each has been prosecuted in material compliance with all applicable rules, policies, and procedures of the United States Patent and Trademark Office or applicable foreign patent agencies and (ii) to the knowledge of the Company, there is no material prior art relevant thereto that may render the claims unpatentable, invalid, or unenforceable.

         (m) To the Company's knowledge, all Computer Software and other Technology developed by the Company was created without infringing, misappropriating or otherwise violating any Intellectual Property Rights of any third party. To the knowledge of the Company, the Computer Software and other Technology licensed by the Company from any third party was created without infringing, misappropriating or otherwise violating any Intellectual Property Rights of any third party.

         (n) To the extent that any Computer Software and other Technology has been developed or created by a third party (including any current or former employee of the Company) for the Company, the Company has a written agreement with such third party with respect thereto, and the Company thereby either (i) has, pursuant to such agreement or by operation of law, obtained ownership of and is the sole and exclusive owner of, or (ii) has obtained a valid and unrestricted right to exploit, sufficient for the conduct of its business, all Intellectual Property Rights therein.

         (o) The Company has taken all reasonably necessary steps to protect its Trade Secrets and any Trade Secrets of third parties provided to the Company consistent with generally accepted principles in the technology industry for companies of a similar size. Without limiting the foregoing, the Company has enforced a policy requiring all employees, contractors and other parties having access to such Trade Secrets to execute a proprietary information/confidentiality agreement which provides commercially reasonable protection for such Trade Secrets. Except pursuant to such proprietary information/confidentiality agreements, there has been no disclosure by the Company of any such Trade Secrets, and, to the knowledge of the Company, no party to any such agreement is in breach thereof.

         (p) No current or former stockholder, member, partner, director, officer or employee of the Company (or any of their respective predecessors in interest) will, after the consummation of the Merger, own or retain any rights in, to, or under any of the Company Intellectual Property Rights.

         (q) The consummation of the Merger will not: (i) result in the breach, modification, cancellation, termination, or suspension of any License Agreement, or give any non-Company party to any License Agreement the right to modify, cancel, terminate or suspend such License Agreement; (ii) result in the loss, impairment or modification of the Company's ownership rights or rights to use the Company Intellectual Property Rights or Licensed Intellectual Property Rights; (iii) result in the loss, impairment or modification of any of Parent's rights to use any Intellectual Property Rights (including, without limitation, the granting by Parent of any rights or licenses to any Intellectual Property Rights of Parent to a third party (including, without limitation, a covenant not to sue)); or (iv) result in Parent being bound by any non-compete, exclusivity or other restriction on the operation of any business of Parent.

         (r) To the Company's knowledge, the Company has at all times complied with all applicable Legal Requirements (as defined in Section 2.14(p)(ii)) relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operations of the Company. The Company has at all times complied in all respects with all rules, policies and procedures established by the Company from time to time with respect to the foregoing. No claims have been asserted or threatened against the Company (and to the Company's knowledge, no such claims are likely to be asserted or threatened against the Company) by any person or entity alleging a violation of such person's or entity's privacy, personal or confidentiality rights under any such laws, regulations, rules, policies or procedures. The consummation of the Merger will not breach or otherwise cause any violation of any such laws, regulations, rules, policies or procedures.

         (s) With respect to all personal and user information described in
Section 2.12(r), the Company has at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of the Company, there has been no unauthorized access to or other misuse of that information

         Section 2.13 Environmental Matters

         (a) The Company is in full compliance with all Environmental Laws (as hereinafter defined), which compliance includes, but is not limited to, the possession by the Company of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance in all respects with the terms and conditions thereof. The Company has not received any communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company is not in full compliance, and, to the knowledge of the Company, there are no material circumstances that may prevent or interfere with such compliance in the future. All of the permits the Company has pursuant to Environmental Laws are listed on
Section 2.13 (a) of the Company Disclosure Schedule.

         (b) There are no Environmental Claims pending, alleged or, to the knowledge of the Company, threatened against the Company, or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company have retained or assumed either contractually or by operation of law.

         (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern by or attributable to the Company, that could form the basis of any Environmental Claim against the Company or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.

         (d) Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where the Company has stored Materials of Environmental Concern are identified in Section 2.13(d)(i) of the Company Disclosure Schedule, (ii) any underground storage tanks, and the capacity and contents of such tanks, if known to the Company, located on property owned or leased by the Company are identified in Section 2.13(d)(ii) of the Company Disclosure Schedule, (iii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Company, and (iv) no polychlorinated biphenyls (PCB's) or PCB-containing items are used or stored at any property owned, leased or operated by the Company.

         (e) The Company has provided to Parent all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company regarding environmental matters pertaining to or the environmental condition of the business of the Company, or the compliance (or noncompliance) by the Company with any Environmental Laws.

         For purposes of this Agreement:

                  (1) "Environmental Claim" means any material claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                  (2) "Environmental Laws" means all Federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                  (3) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, but excluding materials commonly employed or wastes commonly generated in office operations and/or janitorial operations.

         Section 2.14 Taxes

         (a) The Company (i) has duly and timely filed (or there has been filed on its behalf) with the appropriate Tax Authorities all Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete, and (ii) has duly paid in full (or there has been paid on its behalf), all Taxes that are due and payable. The Company has adequately provided reserves (in accordance with GAAP) on the Balance Sheet Date for all Taxes that have accrued but are not yet due and payable. The Company has complied with all Legal Requirements relating to the withholding of Taxes and has timely withheld and paid over to the relevant Tax Authority all amounts required to be so withheld and paid over for all periods under all Legal Requirements, including withholding in connection with payments to employees, independent contractors, creditors, shareholders, partners or other third parties.

         (b) There are no liens for Taxes upon any property or assets of the Company except for liens for Taxes not yet due.

         (c) No Federal, state, local or foreign Audits are pending with regard to any Taxes or Tax Returns of the Company and no such Audit is threatened. No issue has been raised by any Tax Authority in any Audit of the Company that if raised with respect to any other period not so audited could be expected to result in a proposed deficiency or adjustment for any period not so audited.

         (d) Section 2.14(d) of the Company Disclosure Letter lists all Tax Returns filed by the Company since inception, indicates those Tax Returns that have been subject to an Audit, and indicates those Tax Returns that currently are the subject of an Audit. The Company has delivered to Parent correct and complete copies of all Federal and state Tax Returns filed by the Company.

         (e) The Company is (i) not a party to any agreement providing for the allocation, indemnification, or sharing of Taxes (ii) is not obligated to indemnify any Person for Taxes, and (iii) has not assumed the Tax liability of any Person.

         (f) The Company has not been a member of any "affiliated group" (as defined in Section 1504(a) of the Code) or any combined, consolidated or unitary group and is not subject to Treas. Reg. section 1.1502-6 (or any similar provision under foreign, state, or local law) for any period.

         (g) The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         (h) The Company has delivered or made available to Parent complete and accurate copies of all Audit reports, examination reports, statements of deficiencies and similar documents issued by a Tax Authority relating to Taxes due from or with respect to the Company. No Tax Authority has asserted that the Company is responsible for the payment of any additional Taxes that have not been resolved and fully paid.

         (i) The Company has not received notice of any claim made by a Tax Authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

         (j) The Company has not (i) applied for or received a ruling or similar document from any Tax Authority or signed an agreement with respect thereto or (ii) signed any closing agreement with respect to any Tax year.

         (k) The Company has not waived any statutory period of limitations for the assessment of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, which is currently outstanding, nor is any request to so waive or extend currently outstanding. No power of attorney granted by the Company with respect to Taxes is currently in force.

         (l) The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of making any voluntary change in accounting method (nor has any Tax Authority proposed in writing any such adjustment or change of accounting method).

         (m) The Company has not been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

         (n) The Company has not issued an option or warrant that continues to be outstanding as of the date hereof that when issued had an exercise price of less than 85% of the fair market value of such option or warrant.

         (o) The Company has not (nor has any predecessor of the Company, former subsidiary of the Company or Person acquired by the Company) participated in a "reportable transaction" within the meaning of Treas. Reg.
section 1.6011-4(b).

         (p) As used herein,

                  (i) "Audit" means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

                  (ii) "Legal Requirement" means, with respect to any Person, any law, treaty, statute, code, ordinance, decree, administrative order, constitution, by-law, permit, directive, policy, standard, rule, regulation, guideline and lawful requirements of any Governmental Entity and all judicial, quasi-judicial, administrative, quasi-administrative and arbitral judgments, orders (including injunctions) decisions or awards of any Governmental Entity, including general principles of common law, civil law and equity, in each case having the force of law and binding on such Person, any property (immovable and real or movable and personal, tangible or intangible) of such Person or any activity of such Person.

                  (iii) "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a group, a Government Entity or any other type of entity.

                  (iv) "Tax" or "Taxes" means all Federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority.

                  (v) "Tax Authority" means the Internal Revenue Service and any other domestic or foreign Governmental Entity responsible for the administration of any Taxes.

                  (vi) "Tax Returns" mean all Federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

         Section 2.15 Employee Benefit Plans

         (a) Section 2.15 of the Company Disclosure Schedule lists, with respect to the Company, any of its subsidiaries and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"),
(ii) all loans to any current or former employee, consultant and director and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of the Company or any of its subsidiaries and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or director of the Company or any of its subsidiaries (together, the "Company Employee Plans").

         (b) The Company has furnished or made available to Parent a copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three (3) plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986, or has applied to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has also furnished or made available to Parent the most recent IRS determination, notification, advisory, or opinion letter issued with respect to each such Company Employee Plan, and, to the Company's knowledge, nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a).

         (c) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law. There has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code. Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and each of its subsidiaries or ERISA Affiliates have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans. Neither the Company nor any of its subsidiaries or ERISA Affiliates is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans. All contributions required to be made by the Company or any of its subsidiaries or ERISA Affiliates to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years. With respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Parent (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which, to the Company's knowledge, were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service (the "IRS") or United States Department of Labor other than requests for payments in the ordinary course or requests for qualified domestic relations orders.

         (d) With respect to each Company Employee Plan, the Company and each subsidiary has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations (including proposed regulations) thereunder (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder.

         (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company or any of its subsidiaries or any ERISA Affiliates to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of Company Options, or increase the amount of compensation due any such employee or service provider.

         (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its subsidiaries or any ERISA Affiliates relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Financial Statements.

         (g) Neither the Company nor any of its subsidiaries currently maintains, sponsors, participates in or contributes to, nor have they ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to
Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

         (h) Neither the Company nor any of its subsidiaries or any ERISA Affiliates is a party to, or has made any contribution to or otherwise incurred any obligation to contribute to, any "multi-employer plan" as defined in
Section 3(37) of ERISA.

         Section 2.16 Certain Agreements Affected by the Merger

         Neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transaction contemplated hereby or thereby will, (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company or any of its subsidiaries, (ii) increase any benefits otherwise payable by the Company or any of its subsidiaries or (iii) result in the acceleration of the time of payment or vesting of any such benefits. No payment which will or may be made by the Company to any employee will be characterized as an "excess parachute payment" within the meaning of section 280G(b)(1) of the Code.

         Section 2.17 Employee Matters

         (a) The Company is in compliance in all material respects with all applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. The Company has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. The Company is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company, on the one hand, and any of its current or former employees, on the other hand, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, charge, arbitration or investigation before any agency, court or tribunal, foreign or domestic. To the Company's knowledge, no federal, state, local or foreign agency responsible for the enforcement of labor or employment laws intends to conduct an investigation with respect to the Company, and no such investigation is in progress. The Company is not a party to any collective bargaining agreement or other similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company. None of the Company's employees are currently, or since the formation of the Company have been, represented by any labor organization, nor does the Company know of any present activities or proceedings of any labor union or organize any such employees. No employees of the Company are in violation of any term of any employment contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by the Company or to the use of trade secrets or proprietary information of others. No key employees or officers of the Company have given notice to the Company, nor is the Company otherwise aware, that any such key employee or officer intends to terminate his or her employment with the Company.

         (b) Since the Company's formation (i) the Company has not effectuated a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, (ii) there has not occurred a "mass layoff" (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act")) affecting any site of employment or facility of the Company, (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation similar to the WARN Act including, but not limited to, California Code ss. 1400 et sq. and (iv) none of the Company's employees has suffered an "employment loss" (as defined in the WARN Act) during the ninety (90) day period prior to the date of this Agreement.

         Section 2.18 Interested Party Transactions

         No director, officer, employee, consultant, stockholder, agent or affiliate of the Company (i) has had any interest in any assets, property or rights (whether real or personal, tangible or intangible), used by the Company in the conduct of its business, or (ii) has engaged in any transaction with or is party to any agreement with the Company. Section 2.18 of the Company Disclosure Schedule lists the amounts payable to each officer or employee of the Company pursuant to any agreement with any such officer or employee to make payments conditioned upon the execution of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

         Section 2.19 Insurance

         The Company has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company. Section 2.19 of the Company Disclosure Schedule contains a complete list of the policies and contracts of insurance maintained by the Company. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable to date under all such policies and bonds have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

         Section 2.20 Compliance With Laws

         The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Company Material Adverse Effect.

         Section 2.21 Minute Books

         The minute books of the Company made available to Parent contain a complete and accurate summary in all material respects of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

         Section 2.22 Complete Copies of Materials

         The Company has delivered or made available true and complete copies of each document which has been requested by Parent or its counsel in connection with their legal and accounting review of the Company.

         Section 2.23 Vote Required

         The affirmative vote of the holders of (i) a majority of the outstanding shares of Company Common Stock and (ii) a majority of the outstanding shares of the Company Preferred Stock are the only votes of the holders of any of the Company's capital stock necessary to approve this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

         Section 2.24 Brokers' and Finders' Fees

         The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         Section 2.25 Board Approval

         The Company Board has unanimously (i) approved this Agreement, the Ancillary Agreements and the Merger, (ii) determined that the transactions contemplated herein and therein are advisable and in the best interests of the stockholders of the Company and on terms that are fair to such stockholders and
(iii) recommended that the stockholders of the Company approve the Merger.

         Section 2.26 Customers and Suppliers

         No customer which individually accounted for more than one percent (1%) of the Company's gross revenues during the twelve (12)-month period preceding the date hereof, and no supplier of the Company, has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate its relationship with the Company, or has decreased materially its services or supplies to the Company in the case of any such supplier, or its usage of the services or products of the Company in the case of such customer, and to the Company's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company or its usage of the services or products of the Company or its subsidiaries, as the case may be. The Company has not breached, so as to provide a benefit to the Company and any such subsidiary that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.

         Section 2.27 Material Contracts

         Except for the contracts and agreements described in Section 2.27 of the Company Disclosure Schedule (collectively, the "Material Contracts"), the Company is not a party to or bound by any material contract, including without limitation:

         (a) any distributor, sales, advertising, agency or manufacturer's representative contract;

         (b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than $20,000 over the life of the contract;

         (c) any contract that expires or may be renewed at the option of any person other than the Company so as to expire more than one (1) year after the date of this Agreement;

         (d) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with U.S. GAAP;

         (e) any contract for capital expenditures;

         (f) any contract limiting the freedom of the Company to engage in any line of business or to compete with any other "person" as that term is defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or, other than those entered into in the ordinary course of business, consistent with past practice, any confidentiality, secrecy or non-disclosure contract.

         (g) any material contract pursuant to which the Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

         (h) any contract with any affiliate of the Company;

         (i) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person;

         (j) any contract or arrangement with any labor union or other employee organization including any works council or foreign trade union;

         (k) any contract or arrangement involving Intellectual Property
Rights;

         (l) any contract containing any covenant limiting in any material respect the right of the Company (i) to engage in any material line of business, (ii) to develop, market or distribute material products or services, or (iii) to compete with any person, or granting any exclusive distribution rights with respect to a product or service material to the business of the Company; or

         (m) any contract pursuant to which the Company is a lessor of real property.

         Section 2.28 No Breach of Material Contracts

         All Material Contracts are in written form. The Company has in all material respects performed the obligations required to be performed by it and is entitled to all benefits under, and to its knowledge, is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the knowledge of the Company, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to become a default or event of default under the terms of any Material Contract. True, correct and complete copies of all Material Contracts have been delivered to the Parent.

         Section 2.29 Third Party Consents

         Section 2.29 (a) of the Company Disclosure Schedule lists all contracts that require a novation or consent to assignment, as the case may be, prior to the Closing Date, so that Parent shall be made a party in place of the Company (of any of its subsidiaries) or an assignee. Section 2.29 (b) of the Company Disclosure Schedule includes every contract which, if no novation occurs to make a Parent a party thereto of if no consent to assignment is obtained, would have a material adverse effect on Parent's ability to operate the business of the Company and its subsidiaries in the same manner as the business was operated by the Company and its subsidiaries prior to the Closing Date.

         Section 2.30 Tax Reorganization

         As of the date hereof, the Company has not taken or agreed to take any action, and does not have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

         Section 2.31 Cash Balance

         As of the Closing Date, the Company shall have a cash balance in an amount that is not less than $2,900,000.

         Section 2.32 Accounts Receivable

         The accounts and notes receivable of the Company and its subsidiaries reflected on the Financial Statements, and all accounts and notes receivable arising subsequent to the date of such Financial Statements, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, except as enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally, (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity, and (iii) the enforceability of provisions requiring indemnification, (c) are not subject to any valid set-off or counterclaim in an amount that would be material and (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

         Section 2.33 Information Supplied

         None of the information supplied in writing by the Company for inclusion or incorporation by reference in the information statement (the "Information Statement") provided to Company stockholders in connection with obtaining stockholder consents with respect to the Merger contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 2.34 Bank Accounts

         Section 2.34 of the Company Disclosure Schedule identifies all bank and brokerage accounts of the Company, whether or not such accounts are held in the name of the Company, lists the respective signatories therefor and lists the names of all individuals holding a power of attorney from the Company with respect to such accounts.

         Section 2.35 Company Fees and Expenses

         The Company Fees and Expenses shall not exceed $150,000 and the Sequoia Fees and Expenses shall not exceed $10,000.

         Section 2.36 Information

         Company has had an opportunity to discuss Parent's business, management and financial affairs with directors, officers and management of Parent and has had the opportunity to review Parent's operations and facilities. The Company has also had the opportunity to ask questions of and receive answers from, Parent and its management regarding the terms and conditions of this investment.

         Section 2.37 Representations Complete

         None of the representations or warranties made by the Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. There is no fact specifically relating to the Company and known to the Company that has not been disclosed to Parent in this Agreement or in the Company Disclosure Schedule that is reasonably likely to have a Company Material Adverse Effect.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Except as disclosed in the Parent SEC Documents (as defined in Section 3.5) or in a document of even date herewith and delivered by Parent to the Company prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Parent Disclosure Schedule"), Parent represents and warrants to the Company as follows:

         Section 3.1 Organization, Standing and Power

         Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Parent has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on the business or operations of Parent. Parent is not in violation of any of the provisions of its certificate of incorporation or by-laws.

         Section 3.2 Capital Structure

         As of the Closing Date, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 10,000,000 shares of Preferred Stock, $0.001 par value per share (the "Parent Preferred Stock"), of which there were issued and outstanding as of the close of business on February 20, 2004, 42,523,845 shares of Parent Common Stock and no shares of Parent Preferred Stock. The shares of Parent Common Stock to be issued pursuant to the Merger, when so issued, will be duly authorized, validly issued, fully paid, and non-assessable.

         Section 3.3 Authority

         Parent has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement and each Ancillary Agreement has been duly executed and delivered by Parent and constitutes the valid and binding obligation of Parent enforceable against Parent in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. The execution and delivery of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the certificate of incorporation or by-laws of Parent or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order or decree applicable to Parent or the properties or assets of Parent.

         Section 3.4 No Consent; No Breach

         Except for the filing of the Certificate of Merger, in accordance with the requirements of Delaware Law, neither the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof will (i) require any notice to, filing with, or permit, authorization, consent or approval of, any Governmental Entity or any private third party, (ii) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Parent or certificate of formation or limited liability agreement of Merger Sub, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Parent, Merger Sub or any of their properties or assets except, in the case of clauses (i), (iii) and (iv), where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

         Section 3.5 SEC Documents

         Parent has filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its subsidiaries since December 31, 2002, under the Exchange Act and the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Parent SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the applicable rules and regulations of the SEC thereunder.

         Section 3.6 Information Supplied

         None of the information supplied in writing by the Company for inclusion or incorporation by reference in the Information Statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 3.7 Absence of Undisclosed Liabilities

         Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed, or contingent or otherwise) other than (i) those set forth or adequately provided for in the Balance Sheet included in Parent's Quarterly Report on Form 10-Q for the period ended at the most recent quarter end prior to the date of this Agreement (the "Parent Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Parent Balance Sheet under U.S. GAAP and (iii) those incurred in the ordinary course of business since the date of Parent Balance Sheet and consistent with past practice.

         Section 3.8 Tax Reorganization

         As of the date hereof, Parent has not taken or agreed to take any action, and does not have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

         Section 3.9 Shareholder Approval

         Approval of the stockholders of Parent is not required for this Agreement, the Ancillary Agreements or the Merger.

         Section 3.10 Approval

         The Board of Directors of Parent has approved this Agreement and the Ancillary Agreements to which Parent is a party and the transactions contemplated hereby and thereby.

         Section 3.11 Brokers' and Finders' Fees

         Parent has not incurred, not will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or the transactions contemplated hereby.

         Section 3.12 Absence of Certain Changes

         Since December 31, 2003 through the date hereof, there has not been a material adverse effect on the business or operations of Parent. Without limiting the foregoing, during such period, except as contemplated by this Agreement, (i) Parent has conducted its business in the ordinary course and
(ii) there has not been:

         (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Parent;

         (b) any amendment of any provision of the certificate of incorporation or by-laws of Parent, or of any material term of any outstanding security issued by Parent; or

         (c) any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.

                                  ARTICLE IV

                       CONDUCT PRIOR TO THE CLOSING DATE

         Section 4.1 Conduct of Business of the Company

         During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall:

         (a) Conduct of the Business. Carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and as proposed to be conducted;

         (b) Preservation of Business. Use its best efforts to preserve intact its business organization, keep available the services of present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others, in each case in accordance with past practice;

         (c) Intellectual Property. Use all reasonable efforts to preserve and protect the Company's Intellectual Property;

         (d) Payment of Debts & Taxes. Pay and cause its subsidiaries to pay debts and Taxes when due, subject to good faith disputes with respect to such debts and Taxes, and to pay or perform other obligations when due subject to good faith disputes over whether payment or performance is owing; and

         (e) Notification. Promptly notify Parent of any event or occurrence not in the ordinary course of its or its subsidiaries' respective business or consistent with past practice, and of any event which could have a Company Material Adverse Effect.

         Section 4.2 Restrictions on Conduct of Business of the Company

         During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall not do or cause any of the following, without the prior written consent of Parent:

         (a) Charter Documents. Cause any amendments to the certificate of incorporation or bylaws of the Company or form any subsidiaries;

         (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

         (c) Stock Option Plans, Etc. Except as otherwise permitted or provided in this Agreement or any of the Ancillary Agreements, accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

         (d) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts other than in the ordinary course of business, consistent with past practice;

         (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock or Company Preferred Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

         (f) Intellectual Property. Transfer to any person or entity any rights to the Intellectual Property of the Company;

         (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of the Company's products or Intellectual Property;

         (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole;

         (i) Indebtedness. Incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or guarantee any debt securities of others;

         (j) Leases. Enter into any operating lease;

         (k) Payment of Obligations. Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements;

         (l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements;

         (m) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

         (n) Termination or Waiver. Terminate or waive any right of substantial value;

         (o) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, hire any new employee, or enter into any employment agreement or arrangement, pay any special bonus or special remuneration to any employee or director or increase the salaries or wage rates of its employees;

         (p) Severance Arrangements. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof and heretofore furnished to Parent;

         (q) Initiating Lawsuits. Commence legal action other than (i) for the routine collection of bills, (ii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the commencement of such a suit, or (iii) for a breach of this Agreement;

         (r) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, in each such case which are material, individually or in the aggregate, to the Company's and its subsidiaries' business, taken as a whole;

         (s) Taxes. Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return other than those for which extensions have been received as set forth in the Company Disclosure Schedule or any amendment to a material Tax Return, enter into any closing agreement, settle or compromise any claim or assessment in respect of Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes;

         (t) Accounting Policies and Procedures. Make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by U.S. GAAP;

         (u) Revaluation. Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

         (v) Other. Agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (u) above.

         Section 4.3 No Solicitation

         Until the earlier of the Effective Time or the termination of this Agreement, the Company shall not, and shall not authorize or permit any officer, director, employee, affiliate or other agent of the Company to, directly or indirectly, take any action to solicit, initiate, seek or encourage any Takeover Proposal. Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will promptly notify Parent after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for information relating to the Company or for access to the properties, books or records of the Company by any person that has advised the Company that it may be considering making, or that has made, a Takeover Proposal and will keep Parent timely informed of the status and details of any such Takeover Proposal notice, request or any correspondence or communications related thereto and shall provide Parent with a true and complete copy of such Takeover Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other party which was not previously provided to Parent. Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger, or (ii) approve or recommend or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal; provided, however, that nothing contained in this Agreement shall prohibit the Company Board from (A) furnishing information to, or engaging in discussions or negotiations with any person or entity in response to an unsolicited bona fide written Takeover Proposal; or (B) recommending such an unsolicited bona fide written Takeover Proposal to the stockholders of the Company, if (i) the Company Board concludes in good faith that such Takeover Proposal would constitute a Superior Proposal, and (ii) the Company Board determines in good faith that the failure to take such action would result in a breach by the Company Board of its fiduciary duties to the Company stockholders, and (iii) prior to furnishing such information to such person or entity, the Company provides written notice to Parent that the Company is furnishing information to, or entering into discussions or negotiations with, such person or entity.

         For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or the acquisition of twenty percent (20%) or more of the outstanding shares of capital stock of the Company, or twenty percent (20%) or more of the assets of, the Company, other than the transactions contemplated by this Agreement.

         For purposes of this Agreement, "Superior Proposal" means (i) a bona fide Takeover Proposal made by a third party that the Company Board determines in its good faith judgment to be more favorable to the Company stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company's Board is reasonably capable of being obtained by such third party.

         Section 4.4 Access to Information

         (a) The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of the Company's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of the Company and its subsidiaries as Parent may reasonably request. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

         (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and the Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

         (c) No information or knowledge obtained in any investigation pursuant to this Section 4.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

         (d) The Company shall take all action necessary, in accordance with Delaware Law and the certificate of incorporation and bylaws of the Company to cause its stockholders to consider and act upon this Agreement and the Merger as soon as practicable; provided, however, that the Company Board may withhold, withdraw, amend, or modify any recommendation made in favor of the Merger if a Superior Proposal is made to the Company and not withdrawn.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

         Section 5.1 Confidentiality

         The parties hereto acknowledge that Parent and the Company have previously executed a mutual non-disclosure agreement dated July 9, 2003 (the "Confidentiality Agreement") which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. In addition, the parties hereto agree that the terms and conditions of the transactions contemplated hereby, and information exchanged in connection with the execution hereof and the consummation of the transactions contemplated hereby shall be subject to the Confidentiality Agreement.

         Section 5.2 Public Disclosure

         Upon execution of this Agreement, Parent and the Company shall issue a joint press release announcing such execution. Unless otherwise permitted by this Agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the National Association of Securities Dealers.

         Section 5.3 Legal Requirements

         Each of the Company, Parent and Merger Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Each of the Company, Parent and Merger Sub will, and will cause its respective subsidiaries to, take all reasonable actions necessary to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity (collectively, the "Requisite Regulatory Approvals") or otherwise any public or private third party required to be obtained or made by Parent, Merger Sub, the Company or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement or the Ancillary Agreements.

         Section 5.4 Consents; Cooperation

         Each of Parent and the Company shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the transactions contemplated hereby. The Company shall use reasonable best efforts to obtain all necessary consents, waivers and approvals under any of its material contracts for the assignment thereof or otherwise.

         Section 5.5 Blue Sky Laws

         Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock in connection with the Merger. The Company shall use its reasonable best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock in connection with the Merger.

         Section 5.6 Plan of Reorganization

         (a) This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail or to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

         (b) As of the date of this Agreement, the Company does not know of any reason why it would not be able to deliver to Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps") or Gray Cary Ware & Freidenrich LLP ("Gray Cary"), at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 6.2(b)(i) and 6.3(e)(i), and the Company hereby agrees to deliver such certificates effective as of the date of such opinions.

         (c) As of the date of this Agreement, Parent and Merger Sub do not know of any reason why they would not be able to deliver to Skadden Arps or Gray Cary, at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 6.2(b)(i) and 6.3(e)(i), and Parent hereby agrees to deliver such certificates effective as of the date of such opinions.

         Section 5.7 [Intentionally Omitted]

         Section 5.8 Employee Benefit Plans; Assumption of Options

         (a) At the Effective Time, the Company Stock Option Plan, and each outstanding option to purchase shares of Company Common Stock under the Company Stock Option Plan, whether vested or unvested, will be assumed by Parent.
Schedule 5.8 sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Company Stock Option Plan including the number of shares of Company Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, the Company shall deliver to Parent an updated Schedule 5.8 current as of such date. Each such option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plan and the applicable stock option agreement immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (as calculated in accordance with Section 1.7(a) hereto) and rounded down to the nearest whole number of shares of Parent Common Stock, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio (as calculated in accordance with Section 1.7(a) hereto) rounded up to the nearest whole cent and
(iii) the vesting schedule for assumed options shall be amended such that the shares of Parent Common Stock subject to the assumed options shall vest and be exercisable at the rate of 1/48 of the total number of shares of Parent Common Stock subject to the option for each month of employment or service from the "Initial Vesting Date" (as such term is defined in the Individual Notice of Stock Option). The Initial Vesting Date for each of the assumed options is set forth in Schedule 5.8. on the last day of each month following the date of grant. Consistent with the terms of the Company Stock Option Plan and the documents governing the outstanding options under such Plans, the transactions contemplated hereby will not terminate any of the outstanding options under the Company Stock Option Plan or, except as provided in this Section 5.8 or as otherwise set forth on Schedule 5.8, accelerate the exercisability or vesting of such options or the shares of Parent Common Stock which will be subject to those options upon the Parent's assumption of the options hereunder.

         (b) No Obligations of Merger Sub. Nothing in this Section 5.8 shall be construed to provide that, as of the Effective Time, Merger Sub shall have any obligations or liabilities with respect to the Company Stock Option Plan or any of the outstanding options to purchase shares of Company Common Stock under the Company Stock Option Plan assumed by Parent or with respect to any of the Repurchase Options assigned to Parent.

         (c) Service Level Credits. In the event Parent does not continue to maintain any of the Company Employee Plans listed on Schedule 2.15 following the Closing (each a "Discontinued Company Employee Plan"), Parent shall permit employees of the Company who continue employment with Parent or Merger Sub following the Closing Date ("Continuing Employees"), and, as applicable, their eligible dependents, to participate in comparable employee benefit plans, programs or policies of the Parent or Merger Sub ("Parent Employee Plan") to any Discontinued Company Employee Plan on terms no less favorable in the aggregate than those provided to similarly situated employees of Parent; provided, further that, with respect to any Continuing Employee's participation in a Parent Employee Plan, (i) each such Continuing Employee shall receive credit for purposes of eligibility to participate and vesting (but not for purposes of benefit accrual) under such for years of service with the Company prior to the Closing Date, and (ii) Parent shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Employee Plan in which such employees and their eligible dependents shall participate to be waived, other than limitations, exclusions or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied under any Company Employee Plan immediately prior to the date the Company Employee Plan is discontinued by Parent, and (iii) Parent shall provide credit for any co-payments and deductibles paid during the plan year commencing immediately prior to the date the Company Employee Plan is discontinued by Parent in satisfying any applicable deductible or out-of-pocket requirements under any Parent Company Plan in which such Continuing Employees are eligible to participate after such date for such plan year.

         (d) Assignment of Repurchase Options. All outstanding rights of the Company which it may hold immediately prior to the Effective Time to repurchase unvested shares of Company Capital Stock (the "Repurchase Options") shall be assigned to Parent automatically in the Merger and shall thereafter be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per share shall be adjusted to reflect the Exchange Ratio.

         Section 5.9 Grant of New Options

         Subject to availability under the assumed company option plan and as detailed in Schedule 5.9, within forty five (45) days following the Closing Date, Parent shall grant new options to Continuing Employees to purchase up to 1,000,000 shares of the Parent Common Stock at an exercise price equal to the closing price of the Parent Common Stock on the date of grant pursuant to the terms and conditions of the assumed company option plan; provided, however, that to the extent that the assumed company options plan does not have sufficient options available for issuance to Continuing Employees in accordance with Schedule 5.9 (the "Option Shortfall"), Parent shall grant new options to Continuing Employees under Parent's stock option plans up to the amount of the Option Shortfall. In no event shall Parent be obligated to grant any such options to Continuing Employees from any of Parent's stock option plans in effect on or after the Closing other than the assumed company option plans.

         Section 5.10 Form S-8

         Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms that Parent is eligible to use) under the Securities Act with respect to the shares of Parent Common Stock subject to eligible Company Options as soon as practicable but, in any event, within fifteen (15) business days following the Closing Date.

         Section 5.11 Employees

         Set forth on Schedule 5.11 is a list of individuals who will be required to sign and deliver an Employee Agreement prior to the Closing. The Company shall use its reasonable best efforts to assist Parent in entering into the Employee Agreements with such individuals. Parent shall have no obligation to employ or continue the employment of or provide any payments or benefits to any employee of the Company except those individuals set forth on Schedule 5.11(a) or Schedule 5.11(b).

         Section 5.12 Listing of Additional Shares

         Parent shall file the initial application for listing the shares of Parent Common Stock issuable to the stockholders of the Company, including shares of Parent Common Stock issuable upon exercise of Company Options, on the Nasdaq National Market within ten (10) business days of the date hereof and shall use its best reasonable efforts to cause the shares of Parent Common Stock issuable to the stockholders of the Company, including shares of Parent Common Stock issuable upon exercise of Company Options, to be authorized for listing on the Nasdaq National Market.

         Section 5.13 Expenses

         Except as otherwise provided in Section 7.3 and elsewhere in this Agreement, whether or not the transactions contemplated hereunder are consummated, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

         Section 5.14 Reasonable Best Efforts and Further Assurances

         Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent, Merger Sub and the Company agree to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate and make effective the Merger as promptly as practicable.

         Section 5.15 Notification of Certain Matters.

         The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or under any Ancillary Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.15 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 5.16 Indemnification

         (a) Parent agrees that for a period of six (6) years after the Effective Time, it shall indemnify, or shall cause the Company (or the Surviving Entity if after the Effective Time) and its subsidiaries to indemnify, each person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or of any of the Company's subsidiaries, successors and assigns to the same extent and in the same manner as is now provided in the respective certificates of incorporation, by-laws of the Company and such subsidiaries or in indemnity agreements between the Company or its subsidiaries and such persons or otherwise in effect on the date hereof, with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time.

         (b) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current directors' and officers' liability insurance policies maintained by the Company on the date hereof (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions, taken as a whole, that are no less advantageous) with respect to claims arising from facts or events that occurred prior to the Effective Time; provided, however, that in no event shall Parent be required to maintain coverage in an amount greater than the amount set forth in Section 5.16(b) of the Company Disclosure Schedule.

         (c) This Section 5.16 is intended to be for the benefit of, and shall be enforceable by, the each officer and director entitled to indemnification from the Company (and their heirs and personal representatives) and shall be binding on Parent and Surviving Entity and its successors and assigns.

         Section 5.17 Termination of Pension Plan

         If required by Parent in writing, the Company shall, immediately prior to and contingent upon the Closing Date, have terminated the Company 401(k) Plan (the "Plan") and no further contributions shall be made to the Plan. The Company shall provide to Parent (i) executed resolutions by the Company Board authorizing the termination and (ii) an executed amendment to the Plan , which in the Parent's reasonable judgment is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder.

         Section 5.18 FIRPTA Certificate

         The Company shall, prior to the Closing Date, provide Parent with a properly executed FIRPTA Certificate, in substantially the form of Exhibit G-1 attached hereto, which states that shares of capital stock of the Company do not constitute "United States real property interests" under section 897(c) of the Code, for purposes of satisfying Parent's obligations under Treasury Regulation section 1.1445-2(c)(3). In addition, simultaneously with delivery of such FIRTPA Certificate, the Company shall have provided to Parent, as agent for the Company, a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the Closing of the Merger, all in substantially the form of Exhibit G-2 attached hereto.

         Section 5.19 Restrictive Legends

         Parent will give stop transfer instructions to its transfer agent with respect to any shares of Parent Common Stock received by Company stockholders pursuant to the Agreement and each certificate representing shares of Parent Common Stock shall be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

                                  ARTICLE VI

                           CONDITIONS TO THE CLOSING

         Section 6.1 Conditions to Obligations of Each Party

         The respective obligations of each party to this Agreement to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

         (a) Stockholder Written Consents. The holders of at least 50% of the outstanding shares of Company Common Stock and the holders of at least 50% of the outstanding shares of Company Preferred Stock shall have executed and delivered to the Company properly executed Stockholder Consents, pursuant to which, among other things, each such stockholder consents to the approval and adoption of this Agreement and approval of the consummation of the transactions contemplated hereby and that the consideration to be received by such, pursuant to this Agreement, will be in full satisfaction of all rights of such holders under the certificate of incorporation of the Company.

         (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered or enforced, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use all reasonable efforts to have such injunction or other order lifted.

         (c) Governmental Approval. Parent, the Company and their respective subsidiaries shall have timely obtained from each Governmental Entity all Requisite Regulatory Approvals or other approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the several transactions contemplated hereby.

         (d) Escrow Agreement. Parent, the Company, Escrow Agent, and the Stockholders' Agent shall have entered into the Escrow Agreement, with such changes as the Escrow Agent may reasonably request.

         Section 6.2 Additional Conditions to Obligations of the Company

         The obligations to consummate and effect the Merger and the transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of each of the following further conditions, any of which may be waived, in writing, by the Company:

         (a) Representations, Warranties and Covenants. Except as otherwise qualified by information disclosed in the Parent Disclosure Schedule, (i) the representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or material adverse effect on the business or operations of Parent, which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time (except for such representations and warranties which speak as of a particular time which representations and warranties need be true and correct only as of such time) and (ii) Parent and Merger Sub shall each have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

         (b) Legal Opinions. The Company shall have received:

                  (i) the opinion of Gray Cary, counsel to the Company, based upon representations of Parent, Merger Sub and the Company, and normal assumptions, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Gray Cary of representation letters from each of Parent and Company as contemplated in Section 5.6(b) and (c) of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time; and

                  (ii) the opinion of Skadden Arps, counsel to Parent, substantially in the form attached as Exhibit H-1 hereto.

         (c) Registration Rights Agreement. Parent shall have executed and delivered the Registration Rights Agreement.

         (d) Certificate of Parent. The Company shall have received from Parent an officer's certificate certifying to the fulfillment of the conditions specified in Section 6.2(a).

         Section 6.3 Additional Conditions to the Obligations of Parent and Merger Sub

         The obligations of Parent and Merger Sub to consummate and effect the Merger and the transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of each of the following further conditions, any of which may be waived, in writing, by Parent or Merger Sub:

         (a) Representations, Warranties and Covenants. Except as otherwise qualified by information disclosed in the Company Disclosure Schedule, (i) the representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or a Company Material Adverse Effect which representations and warranties as so qualified shall be true in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for such representations and warranties which speak as of a particular time which representations and warranties need be true and correct only as of such time) and (ii) the Company shall in all material respects have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

         (b) Certificate of the Company. Parent shall have received (i) a certificate of the Company executed by an officer certifying fulfillment of the conditions set forth in Sections 6.3(a) and 6.3(c) and (ii) a certificate signed by the Chief Executive Officer and Treasurer of the Company certifying to the best of their knowledge that the Financial Statements do not contain an untrue statement of a material fact as of the end of the period covered by such Financial Statements and that no Financial Statement omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the end of the period covered by such Financial Statement.

         (c) Third Party Consents. The Company shall have obtained, and Parent shall have been furnished with evidence reasonably satisfactory of, the consent or approval of any persons whose consent or approval shall be required in connection with the transactions contemplated hereby.

         (d) Ancillary Agreements. Each of the Ancillary Agreements shall be valid, in full force and effect and complied with in all material respects;

         (e) Legal Opinion. Parent shall have received:

                  (i) the opinion of Skadden Arps, counsel to Parent, based upon representations of Parent, Merger Sub and the Company and normal assumptions, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Skadden Arps of representation letters from each of Parent and Company as contemplated in Sections 5.6(b) and 5.6(c) of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time;

                  (ii) an opinion of Gray Cary, substantially in the form attached as Exhibit H-2 hereto;

         (f) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change or effect having, individually or in the aggregate, a Company Material Adverse Effect.

         (g) Resignation of Directors. The directors of the Company in office immediately prior to the Effective Time shall have resigned as directors of the Company effective as of the Effective Time, and Parent shall have received letters of resignation from such persons.

         (h) Termination of Pension Plan. If so required by Parent in writing pursuant to Section 5.17, the Company shall have terminated the Plan and Parent shall have received (i) executed resolutions by the Company Board authorizing the termination of the Plan and (ii) an executed amendment to the Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the Plan shall have been maintained at the time of termination.

         (i) FIRPTA Certificate. The Company shall have provided Parent with the properly executed FIRPTA Certificate pursuant to Section 5.18. In addition, the Company shall have provided to Parent, as agent for the Company, a form of notice to the IRS in accordance with the requirements of Treasury Regulation
Section 1.897-2(h)(2) and substantially in the form of Exhibit G-2 attached hereto along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the Closing.

         (j) Registration Rights Agreement. The Stockholders' Agent shall have executed and delivered the Registration Rights Agreement.

         (k) Final Conversion Schedule. The Company shall have delivered a Final Conversion Schedule to Parent pursuant to Section 1.9(d).

         Section 6.4 Frustration of Conditions

         Neither Parent nor the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

         Section 7.1 Termination

         At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger to the stockholders of the Company, this Agreement may be terminated:

         (a) by mutual consent of Parent and the Company;

         (b) by either Parent or the Company, if the Closing shall not have occurred on or before March 31, 2004; provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

         (c) by Parent, if the Company shall breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within ten (10) business days of receipt by the Company of written notice of such breach;

         (d) by Parent, if (i) the Company's Board shall have withdrawn or modified its recommendation of this Agreement in a manner adverse to Parent;
(ii) the Company Board shall approve or recommend any Superior Proposal; or
(iii) the Company or the Company Board shall have resolved to do any of the foregoing;

         (e) by the Company, if Parent or Merger Sub shall breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within ten (10) business days following receipt by Parent of written notice of such breach; and

         (f) by Parent, Merger Sub or the Company if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or
(ii) if any required approval of the stockholders of the Company shall not have been obtained.

         Section 7.2 Effect of Termination

         In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void, and except as provided in
Section 7.3, there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, stockholders, stockholders or affiliates, except to the extent that such termination results from the material breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 5.1 (Confidentiality), Section 7.3 (Expenses and Termination Fees), this Section 7.2 and Article IX shall remain in full force and effect and survive any termination of this Agreement.

         Section 7.3 Expenses and Termination Fees

         (a) Subject to Sections 5.13 and 7.3(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense; provided, however, that in the event the Merger is consummated and (x) the amount of any legal, accounting, broker's, investment banker and any other fees and expenses incurred by the Company in connection with the execution of this Agreement and the Ancillary Agreements and the consummation of the Merger and other transactions contemplated hereby and thereby (such amount referred to as "Company Fees and Expenses") exceeds $150,000, or (y) the amount of any legal, accounting, broker's, investment banker and any other fees and expenses incurred by the Company, directly or indirectly, on behalf of or for the benefit of Sequoia Capital X, Sequoia Capital X Principals Fund, Sequoia Technology Partners X (the "Sequoia Funds"), or any of their officers, directors, employees, agents or affiliates, in connection with the execution of this Agreement and the Ancillary Agreements and the consummation of the Merger and other transactions contemplated hereby and thereby (such amount referred to as "Sequoia Fees and Expenses") exceeds $10,000, then the Cash Consideration shall be reduced by subtracting from the Cash Consideration the amounts by which the Company Fees and Expenses exceed $150,000 and the Sequoia Fees and Expenses exceeds $10,000.

         (b) In the event of a reduction of the Cash Consideration pursuant to
Section 7.3(a), the allocation of the Cash Consideration pursuant to Article I hereof and all related exhibits, schedules and calculations required thereunder shall be appropriately adjusted to reflect such reduction.

         Section 7.4 Amendment

         The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, that an amendment made subsequent to adoption and approval of this Agreement by the stockholders of the Company shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Company Capital Stock, (ii) alter or change any term of the certificate of formation or limited liability company agreement of the Surviving Entity to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Company Capital Stock.

         Section 7.5 Extension; Waiver

         At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                 ARTICLE VIII

                           ESCROW AND INDEMNIFICATION

         Section 8.1 Escrow Fund

         Within five (5) Business Days (as defined in the Escrow Agreement) after the Effective Time, the Escrow Shares shall be registered in the name of, and, together with the Escrow Cash, be deposited with, an institution selected by Parent (with the reasonable consent of the Company) as escrow agent (the "Escrow Agent"), such deposit (together with interest and other income thereon from the investment thereof under Section 14 of the Escrow Agreement) to constitute the escrow fund (the "Escrow Fund") and to be governed by the terms set forth herein and in the Escrow Agreement. The Escrow Fund shall consist of the Escrow Shares and the Escrow Cash and shall be available to compensate Parent for Damages (as defined in Section 8.2(a)) pursuant to the indemnification obligations of the Company set forth in this Article VIII.

         Section 8.2 Indemnification

         (a) Subject to the limitations set forth in this Article VIII, the stockholders of the Company will indemnify and hold harmless Parent and its officers, directors, agents and employees, and each person, if any, who controls or may control Parent within the meaning of the Securities Act (hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities, Taxes and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees, (collectively, "Damages") arising out of any misrepresentation or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by the Company in this Agreement, the Ancillary Agreements, the Company Disclosure Schedule or any exhibit, schedule or certificate to, or delivered in connection with, this Agreement. The Escrow Fund shall be the security for this indemnity obligation subject to the limitations in this Agreement.

         (b) Parent and the Company each acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in (i) the total number of shares of Parent Common Stock that Parent would have agreed to issue and (ii) the Cash Consideration that the Company would have distributed in connection with the Merger. Following the Effective Time, the right to obtain indemnification from the Escrow Fund, pursuant to the indemnification provisions of this Section 8.2 and the Escrow Agreement shall be Parent's exclusive remedy for any breach by the Company hereof or Damages described in
Section 8.2(a); provided, however, that the foregoing shall not limit liability of any person or entity in the case of fraud or any intentional misrepresentation by such person or entity.

         (c) Parent may not receive any Escrow Shares or Escrow Cash (other than for a misrepresentation or breach of, or default in connection with the representations and warranties in Section 2.35) from the Escrow Fund unless and until the Officer's Certificate (as defined in Section 8.4(a)) specifying an aggregate amount of Damages incurred by Parent in excess of $250,000 (the "Indemnity Threshold") have been delivered to the Escrow Agent as provided in
Section 8.4 and such amount is determined pursuant to this Article VIII to be payable, after which Parent shall receive Escrow Shares and Escrow Cash to the full amount of any Damages (to the extent available). In determining the amount of any Damage attributable to a breach, any materiality standard contained in a representation, warranty or covenant of the Company shall be disregarded.

         Section 8.3 Escrow Period

         The escrow period (the "Escrow Period") shall terminate at 11:59 p.m. Pacific Standard Time on March 18, 2005; provided, however, that a portion of the Escrow Fund, which is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. Promptly after the Effective Time, Parent shall deliver to the Escrow Agent a certificate specifying the Closing Date.

         Section 8.4 Claims upon Escrow Fund

         (a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate"):

                  (1) stating that Damages exist in an aggregate amount greater than the Indemnity Threshold; and

                  (2) specifying in reasonable detail the individual items included in the amount of Damages in such claim, the date each such item was paid, properly accrued or arose and the nature of the misrepresentation, breach of warranty or claim to which such item is related, and if the Escrow Fund is comprised of both Escrow Cash and Escrow Shares, the Escrow Agent shall set aside Escrow Cash and that number of Escrow Shares that together equal the amount of the Damages based on the ratio of Escrow Cash and the value of Escrow Shares where the value of the Escrow Shares shall be determined by multiplying the number of Escrow Shares by the Parent Stock Price.

         (b) Upon the earliest of: (i) receipt of written authorization from the Stockholders' Agent or from the Stockholders' Agent jointly with Parent to make such delivery, (ii) receipt of written notice of a final decision in arbitration of the claim, or (iii) in the event the claim set forth in the Officer's Certificate is uncontested by the Stockholders' Agent as of the close of business on the next Business Day following the forty-fifth (45th) day following receipt by the Escrow Agent of the Officer's Certificate; on the next Business Day the Escrow Agent shall deliver the Escrow Cash, Escrow Shares or set aside pursuant to Section 8.4(a) to Parent.

         (c) For the purpose of compensating Parent for its Damages pursuant to this Agreement, the Escrow Shares in the Escrow Fund shall be valued at the Parent Stock Price.

         Section 8.5 Objections to Claims

         At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Stockholders' Agent and for a period of forty-five (45) days after such delivery to the Escrow Agent of such Officer's Certificate, the Escrow Agent shall make no delivery of Escrow Shares or Escrow Cash pursuant to Section 8.4 unless and until the Escrow Agent shall have received written authorization from the Stockholders' Agent to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of Escrow Shares or Escrow Cash then in the Escrow Fund in accordance with Section 8.4, provided that no such payment or delivery may be made if the Stockholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such forty-five (45) day period.

         Section 8.6 Resolution of Conflicts; Arbitration

         (a) In case the Stockholders' Agent shall so object in writing to any claim or claims by Parent made in any Officer's Certificate, Parent shall have forty-five (45) days after receipt by the Escrow Agent of an objection by the Stockholders' Agent to respond in a written statement to the objection of the Stockholders' Agent. If after such forty-five (45) day period there remains a dispute as to any claims, the Stockholders' Agent and Parent shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Escrow Shares or Escrow Cash from the Escrow Fund in accordance with the terms thereof.

         (b) If no such agreement can be reached after good faith negotiation, either Parent or the Stockholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Parent and the Stockholders' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in this Section 8.6, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

         (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara or San Mateo County, California under the commercial rules then in effect of the American Arbitration Association. Parent, on the one hand, and the Company stockholders, on the other hand, shall each bear its/their own expenses (including, attorneys' fees and expenses) incurred in connection with any such arbitration. In the event the arbitrator or arbitrators find in favor of Parent as to the claim in dispute, all fees, costs, and the reasonable expenses of legal counsel incurred by Parent will be charged against the Escrow Fund in addition to the amount of the disputed claim. Similarly, in the event the arbitrator or arbitrators find in favor of the Company as to the claim in dispute, all fees, costs, and the reasonable expenses of legal counsel incurred by the Company will be paid by Parent. The fees and expenses of each arbitrator and the administrative fee of the American Arbitration Association shall be allocated by the arbitrator or arbitrators, as the case may be (or, if not so allocated, shall be borne equally by Parent, on the one hand, and the Company stockholders, out of the Escrow Fund on the other hand).

         Section 8.7 Stockholders' Agent

         (a) Mark Kvamme shall be constituted and appointed as the Stockholders' Agent for and on behalf of the stockholders of the Company to execute and deliver the Registration Rights Agreement and the Escrow Agreement and for all other purposes thereunder, to give and receive notices and communications, to authorize delivery to Escrow Shares or Escrow Cash from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days' prior written notice to all of the Company stockholders and to Parent and Escrow Agent. No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the Company stockholders.

         (b) The Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company stockholders shall severally indemnify the Stockholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

         Section 8.8 Actions of the Stockholders' Agent

         A decision, act, consent or instruction of the Stockholders' Agent shall constitute a decision of all of the Company stockholders and shall be final, binding and conclusive upon each and every Company shareholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every Company shareholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

         Section 8.9 Third-Party Claims

         In the event that Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall promptly notify the Stockholders' Agent and the Escrow Agent of such claim, and the Stockholders' Agent and the Company stockholders shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that Parent may not effect the settlement of any such claim without the consent of the Stockholders' Agent, which consent shall not be unreasonably withheld. The Escrow Agent shall not disburse the Escrow Funds to any third-party except as in accordance with joint written instructions received from Parent and Stockholder's Agent. In the event that the Stockholders' Agent has consented to any such settlement, the Stockholders' Agent shall have no power or authority to object under Section 8.5 or any other provision of this Article VIII to any claim by Parent against the Escrow Fund for indemnity in the amount of such settlement.

                                  ARTICLE IX

                               GENERAL PROVISIONS

         Section 9.1 Survival

         The representations and warranties of the Company contained herein shall survive until the first anniversary of the Closing Date, and the agreements set forth in this Agreement shall terminate at the Effective Time, except to the extent certain agreements set forth herein by their terms call for action after the Effective Time.

         Section 9.2 Notices

         All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

         (a) if to Parent, to:

                Tumbleweed Communications, Corp.
                700 Saginaw Drive
                Redwood City, CA 94063
                Attention:  Chief Executive Officer
                Facsimile No.: (650) 216-2001

                with a copy to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                525 University Avenue
                Palo Alto, CA  94301
                Attention: Gregory C. Smith
                Facsimile No.: (650) 470-4570

         (b) if to the Company, to:

                Corvigo, Inc.
                3408 Hillview Ave., Suite 150
                Palo Alto, CA 94304
                Attention:  Jeff Ready
                Facsimile No.:  (650) 858-2032

                with a copy to:

                Gary Cary Ware & Freidenrich LLP
                2000 University Avenue
                East Palo Alto, CA  94303
                Attention: David A. Hubb, Esq.
                Facsimile No.: (650) 833-2001

         (c) if to the Stockholders' Agent, to:

                Mark Kvamme
                Sequoia Capital
                3000 Sand Hill Road
                Bldg 4, Suite 180
                Menlo Park, CA 94025


         Section 9.3 Interpretation

         When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 18, 2004. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 9.4 Counterparts

         This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 9.5 Entire Agreement; Nonassignability; Parties in Interest

         This Agreement, the Ancillary Agreements and the documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, (b) except as specifically stated in a particular section of the transaction documents referred to above, are not intended to confer upon any other person any rights or remedies hereunder, (c) except by operation of the Merger, shall not be assigned by operation of law or otherwise except as otherwise specifically provided and (d) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         Section 9.6 Severability

         In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         Section 9.7 Sole Remedy; Maximum Aggregate Liability

         Other than rights to equitable relief provided under the Confidentiality Agreement to the extent available, Parent's, Merger Sub's, and any and all Indemnified Person's, sole remedy for any and all matters arising out of, related to, or in connection with this Agreement, the other agreements, certificates, and documents delivered pursuant to this Agreement, or the transactions contemplated hereby, shall be limited, except in the case of fraud, to (i) the indemnification rights set forth in Article VIII (subject to the limitations contained therein), pursuant to which the only recourse for such indemnification is from the Escrow Fund, or (ii) in the case of termination of this Agreement, the effects set forth in Section 7.2. Parent, Merger Sub, and any and all Indemnified Person's, shall have no remedy against any Company stockholder or any member of the Company Board, except for fraud, in which case only the person perpetrating such fraud shall be personally liable.

         Section 9.8 Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state's principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         Section 9.9 Rules of Construction

         The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         Section 9.10 Specific Performance

         The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         Section 9.11 Descriptive Headings

         The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                            [Signature page follows]

         IN WITNESS WHEREOF, the Company, Parent, Merger Sub, and the Stockholders' Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                               CORVIGO, INC.


                               By: /s/ JEFFREY READY
                                   -----------------------------
                               Name:  Jeffrey Ready
                               Title: President


                               TUMBLEWEED COMMUNICATIONS CORP.


                               By: /s/ JEFFREY C. SMITH
                                   ------------------------------
                               Name:  Jeffrey C. Smith
                               Title: Chief Executive Officer


                               GREENLAND ACQUISITION COMPANY, L.L.C.

                                 By: TUMBLEWEED COMMUNICATIONS CORP.,
                                     its Sole Member

                                     By: /s/ JEFFREY C. SMITH
                                         -----------------------------
                                        Name:  Jeffrey C. Smith
                                        Title: Chief Executive Officer


                               MARK KVAMME,
                               As Stockholders' Agent


                               By: /s/ MARK KVAMME
                                   ---------------------------------